Exhibit 10.1

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT, is entered into as of                          , 2008 (this “Agreement”), by and among Madison Square Capital, Inc., a Maryland corporation (“Company”) and Highland Financial Holdings Group, LLC, a Delaware limited liability company (“Servicer”).

A.    Company desires to obtain from Servicer certain administrative services and other support on the terms and conditions set forth herein.

B.    Servicer is willing to provide such administrative services and support on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Servicer hereby agree as follows:

1.    TERM. This Agreement shall commence as of                          , 2008 (the “Effective Date”), and, unless earlier terminated in accordance with the terms hereof, shall continue from the Effective Date until                          , 2011 (the “Initial Term”) and, subject to the termination rights set forth herein and agreement by the parties hereto in respect of the applicable consideration and other terms thereof, may be renewed for additional one-year terms (each an “Extended Term,” and together with the Initial Term, the “Term”). On or before the date that is six months prior to the expiration of the Initial Term or the applicable Extended Term, the parties hereto will seek, in good faith, to negotiate the terms and conditions of the next Extended Term.

2.    SERVICES AND SUPPORT PROVIDED. Company engages Servicer to provide, and Servicer shall provide, the services and support described in Schedule 1 hereto (collectively, the “Services”) and such additional services and support as Company and Servicer may agree upon from time to time in accordance with the terms hereof. Unless otherwise expressly agreed in writing by Company and Servicer, such additional services shall be governed by the terms and conditions of this Agreement and the additional services, and the fees therefor, shall be added hereto by a written addendum executed by all of the parties hereto. Servicer shall have no obligation to provide any service or support that is not expressly provided for herein.

3.    CONSIDERATION.

a.    As consideration for the Services, Company shall pay to Servicer an annual fee of $1.0 million, $1.5 million and $2.0 million during the first, second and third full year of the Initial Term, respectively, payable quarterly as described below.

b.    Payment for Services rendered hereunder shall be due and payable in equal installments in advance on the first business day of the quarter in which the Services are to be rendered, provided, however, the initial payment shall be due and payable within five business days following the date hereof and the payment for any partial quarter during the Term shall be on a pro rata basis based on the number of calendar days in the quarter during the Term divided by the total number of days in the quarter.

c.    Servicer is responsible for and shall pay any and all costs associated with providing the Services and otherwise complying with its obligations hereunder. Company shall, however, further reimburse Servicer for any reasonable and documented out-of-pocket costs or expenses that Servicer incurs on behalf of Company and that extend beyond the costs and expenses of providing the Services hereunder. Servicer must receive Company’s prior written approval, which shall not be unreasonably withheld, to incur any such reimbursable costs or expenses in excess of $5,000 during any calendar month or any amount in excess of such $5,000 shall not be reimbursable. Company shall reimburse all such reimbursable costs and expenses within 30 days after receiving detailed accounting reports and documentation thereof.

4.    STANDARD OF SERVICES AND SUPPORT.

a.    Servicer shall provide the Services in a commercially reasonable manner in accordance with its own reasonable policies, procedures and practices and shall exercise, where applicable, at least the same degree of care, skill and expertise as it exercises in performing similar services in the conduct of its own business and the business of its affiliates and clients. It is further understood and agreed that the Services to be provided to Company by Servicer shall be provided in a manner that is at least as good as the manner in which Servicer has provided similar services consistent with past practices. Under no circumstances shall Servicer violate any law, rule or regulation of any governmental body or agency in performance of the Services hereunder.

b.    In connection with the provision of accounting and similar Services, Servicer shall (i) establish and maintain a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws; (ii) maintain records on a basis of U.S. generally accepted accounting principles (“GAAP”), as consistently applied by Company; (iii) develop accounting entries and reports required by Company to meet its reporting requirements under applicable laws; (iv) consult with Company with respect to proposed or new accounting/reporting rules identified by Company and its independent accounting firm; (v) assist with the preparation of quarterly and annual financial statements in accordance with GAAP as soon after the end of each such period as may be reasonably requested by Company and further assist with the preparation of such other information related to the Services as may be necessary for Company’s compliance with applicable laws; and (vi) cooperate with Company and its independent accounting firm in connection with the auditing, review and attestation of Company’s financial statements and internal controls, as the case may be.

5.    TIME AND RESOURCES. Servicer will devote sufficient time and resources necessary to provide Company with the Services in accordance with the terms hereof; provided, however, Servicer shall not be required to dedicate any specific personnel to the provision of the Services. In the event Company reasonably objects to the provision of Services by any specific personnel of Servicer, Servicer shall use its commercially reasonable efforts to substitute different personnel as soon as reasonably practical.

6.    EXCLUSIVITY AND ALLOCATION OF INVESTMENT OPPORTUNITIES.

a.    Company acknowledges that Servicer performs services that are similar to the Services for its own account and for the account of its affiliates and clients. However, as a material inducement to entering into this Agreement, Servicer agrees with Company that until the later of (i) the expiration of a period of 36 months after the Effective Date or (ii) the termination or expiration of this Agreement, Servicer shall not, directly or indirectly, sponsor, manage or provide administrative services and support similar to the Services to any entity or fund that has a long-term investment strategy that focuses exclusively on (i) adjustable-rate, hybrid adjustable-rate and fixed-rate single-family residential mortgage pass-through securities guaranteed by a U.S. government agency such as Government National Mortgage Association or issued by a U.S. government-sponsored enterprise such as Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), (ii) collateralized mortgage obligations, guaranteed by a U.S. government agency or U.S. government-sponsored enterprise or (iii) debentures issued directly by Fannie Mae, Freddie Mac or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or entities sponsored by the U.S. government such as the Federal Home Loan Banks (collectively, “Agency Securities”). Servicer may, however, on behalf of itself and its affiliates and clients, continue to invest in Agency Securities and manage capital that has an investment strategy that overlaps, in part, with Company’s investment strategy and from time to time may have a substantial portion of its investment portfolio in Agency Securities.

b.    In recognition of the fact that Company and Servicer have common employees, some of whom are executive officers and senior management of each of Company and Servicer, Servicer shall require each such employee to allocate investment opportunities that may be appropriate for both Company and Servicer and its affiliates and clients in accordance with the allocation policies and procedures set forth on Schedule 2 hereto. Servicer shall inform its employees that failure to adhere to the guidelines contained herein and allocate investment opportunities in a fair and equitable manner may constitute grounds for disciplinary action, including possible termination.

c.    Servicer and Company agree that they may aggregate transactions in certain circumstances described in Schedule 2 hereto in accordance with the aggregation policies and procedures set forth therein.

7.    REPRESENTATIONS AND WARRANTIES.

a.    Company in Favor of Servicer. Company hereby represents and warrants to Servicer as follows:

(i)    Due Formation. Company is duly incorporated, validly existing and in good standing under the laws of Maryland and has the requisite corporate power and authority to own its assets and to transact its business as described in the Registration Statement on Form S-11 filed with the Securities and Exchange Commission on April 25, 2008 (Registration No. 333-150467), as subsequently amended.

(ii)     Power and Authority. Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform the obligations contemplated hereby. The execution and delivery of this Agreement and the performance of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Company. This Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Servicer, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii)    Execution, Delivery and Performance. Neither the execution and delivery of this Agreement by Company nor the performance of the obligations contemplated hereby, will (A) violate or conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws of Company, (B) conflict with or violate any law, rule or regulation, or any writ, injunction or decree applicable to Company or by which its assets are bound, (C) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Company is a party or by which Company or any of its assets may be bound, or (D) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

b.    Servicer In Favor of Company. Servicer hereby represents and warrants to Company as follows:

(i)    Due Formation. Servicer is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company power and authority to own its assets and to transact the business as it is now engaged and perform the Services.

(ii)    Power and Authority. Servicer has all requisite limited liability power and authority to execute and deliver this Agreement and to perform the obligations contemplated hereby. The execution and delivery of this Agreement and the performance of the obligations contemplated hereby have been duly and validly authorized by all necessary proceedings on the part of Company. This Agreement has been duly and validly executed and delivered by Servicer and, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Servicer enforceable against Servicer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii)    Execution, Delivery and Performance. Neither the execution and delivery of this Agreement by Servicer nor the performance of the obligations contemplated hereby, will (A) violate or conflict with or result in any breach of any provision of the respective articles of organization or operating agreement of Servicer, (B) conflict with or violate any law, rule or regulation, or any writ, injunction or decree applicable to Servicer or by which its assets are bound (C) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Servicer is a party or by which Servicer or any of its assets may be bound, or (D) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

(iv)    Servicer shall promptly notify Company in writing in the event of any change of control of Servicer.

8.    OWNERSHIP OF SYSTEMS AND SOFTWARE; INTELLECTUAL PROPERTY.

a.    Company agrees that Servicer’s current and future corporate systems and the programs, operating instructions and software therefor that Servicer will utilize to perform the Services are and will remain Servicer’s property, or the property of any third party from whom Servicer has a valid license for the same. Any additions, changes, modifications, upgrades or enhancements to such systems, programs, operating instructions or software, even if made at Company’s suggestion, shall be and remain Servicer’s property and proprietary information and title to the same shall remain vested in Servicer, subject to the terms and conditions of any applicable license agreement to which Servicer may be a party.

b.    Servicer agrees that all Company data and data source documents, books, records, reports, files, forms, invoices and documentation, whether stored in hard copy or electronic medium (collectively, the “Company Records”), whether provided by Company or generated in the course of Servicer providing the Services hereunder, are and shall remain the sole and exclusive property of Company. Any additions, changes, modifications or enhancements to the Company Records, even if made at Servicer’s suggestion, shall be and remain Company’s property and proprietary information and title to the same shall remain vested in Company. Company shall be provided reasonable access to Company Records at all times.

c.    Servicer covenants and agrees that, to the best of its knowledge, the performance of its obligations hereunder will not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright, computer program or other proprietary right of any third party.

9.    LIABILITY AND INDEMNITY.

a.    This Agreement shall create no right, benefit or privilege in favor of any person or entity other than Company and Servicer.

b.    Company shall indemnify, defend and hold harmless Servicer and its subsidiaries and affiliates and their respective officers, directors, managers, members, employees, representatives, agents, successors and assigns (each, an “Indemnified Party”) from and against any and all expenses, losses, damages, liabilities, demands, charges and claims, including reasonable attorneys’ fees (collectively, “Losses”), incurred by Servicer arising or resulting (x) from or related to Servicer’s performance of (or omission to perform) its obligations under this Agreement as well as its errors of judgment or mistakes of law made in good faith in connection with same, including without limitation Servicer’s own negligence (but excluding circumstances where there exists bad faith, willful misconduct, gross negligence or reckless disregard of duties) and (y) from or related to acts of Company in respect of any matters unrelated to this Agreement.

c.    Servicer shall indemnify, defend and hold harmless Company and its subsidiaries and affiliates and their respective Indemnified Parties from and against any and all Losses incurred by Company arising or resulting (x) from or related to acts of Servicer that constitute bad faith, willful misconduct, gross negligence or reckless disregard of duties under this Agreement and (y) from or related to acts of Servicer in respect of any matters not constituting Services or otherwise unrelated to this Agreement.

d.    Under no circumstance shall any party hereto be liable to the other party or any Indemnified Party for any incidental, consequential, punitive or other special damages, even if apprised of the same. Furthermore, under no circumstances shall Servicer be liable to Company or any Indemnified Party, in the aggregate, for an amount exceeding the amount of annual fees earned by Servicer hereunder during the 12 months immediately preceding the event giving rise to such liability.

10.    TERMINATION.

a.    Upon termination or expiration of this Agreement, Servicer shall, at Company’s sole cost and expense, timely take all such actions as are reasonably requested by Company to transition the Services provided hereunder to a third party or to Company, including without limitation (i) transferring Company Records to Company or a third party designated by Company in writing in one or more installments as appropriate and necessary to timely transfer all of such records, and (ii) providing Company with the names of all computer software vendors and programs used by Servicer to provide the Services hereunder. Servicer shall be entitled to retain a copy of Company Records for its files to the extent reasonably necessary to protect its interests. Each party hereto further agrees to promptly deliver to the other party any property of such other party, if any, that is in its possession or control.

b.    Either party may terminate this Agreement upon a material default by the other party that has not been cured within 30 days after written notice of the same. Any such written notice of default must provide a detailed summary of the facts and circumstances constituting a default. Without limiting the foregoing, any act of fraud, misappropriation of funds or embezzlement, or any material harm caused by an act of gross negligence, bad faith, willful misconduct or reckless disregard in the performance of duties hereunder, shall constitute a material default hereunder that may not be cured and shall therefore constitute grounds for immediate termination hereof.

c.    This Agreement may be terminated by either party in its sole discretion upon giving written notice to the other party at least 180 days prior to the expiration of the Initial

Term or any Extended Term and such termination shall be effective upon expiration of the then current Term.

d.    This Agreement may be terminated upon 30 days prior written notice by either party upon (i) the dissolution of the other party or (ii) the voluntary or involuntary filing of bankruptcy by the other party that is not dismissed within 30 days.

e.    Company may also terminate this Agreement upon 30 days notice at any time within six months following (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Servicer, taken as a whole, to any person or entity other than one of its affiliates; or (ii) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one of Servicer’s affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of Servicer; provided, however, Company’s right to terminate pursuant to this Section 10(e) shall not be triggered in the event that Paul A. Ullman is appointed to serve, and continues to serve, as the chief executive officer (or an equivalent position of similar authority) of the surviving entity following a change of control event described in clause (i) or (ii) of this Section 10(e).

f.    Upon termination pursuant to clause (a) above, Company shall reimburse Servicer for all reasonable documented expenses in connection therewith.

g.    If this Agreement is terminated for any reason other than by Company in accordance with clause (b) above as a result of a material default of Servicer, by Company as a result of a voluntary filing of bankruptcy by Servicer or in accordance with clause (c) above, in addition to its obligations to pay any other amounts that may be due and owing hereunder, Company shall pay Servicer a termination fee in an amount equal to the greater of (x) $1,500,000 or (y) the aggregate fees that Servicer earned hereunder (i) during the immediately preceding twelve months or (ii) since the Effective Date if such termination occurs less than twelve months from the Effective Date (the “Termination Fee”). In the event of a termination that triggers Company’s obligation to pay the Termination Fee to Servicer, such Termination Fee shall be paid within thirty (30) days following the effective date of the termination.

11.    ASSIGNMENT. No party shall assign this Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld; provided, however, upon 30 days prior written notice, Company may assign this Agreement to any successor by merger, consolidation or other business combination, or to any person or group (as defined in Section 10(e) above) that acquires all or substantially all of its assets. Furthermore, Servicer may not delegate the performance of the Services hereunder to any third party without the prior written consent of Company upon the approval of a majority of Company’s independent directors and, upon receipt of such consent, Servicer acknowledges and agrees that it will continue to be responsible and liable for the provision of such Services in accordance with the terms hereof.

12.    APPLICABLE LAW. This Agreement shall be governed by, and its terms shall be construed and enforced in accordance with, the laws of the State of New York, without regard to its conflicts of laws principles.

13.    NOTICES. All notices and payments under this Agreement shall be personally delivered or sent by first-class mail, postage prepaid, addressed to the other party at the address set forth below or as otherwise designated in writing to the other party. All notices shall be in writing. Notices shall be deemed given when received and shall be deemed received when personally delivered or 48 hours after they are postmarked, if sent through the United States Postal Service by first class mail.

If to Servicer, to:

Attn: Susan Lynskey

51 Madison Avenue, Suite 2000

New York, New York 10010

with a copy to:

Tannenbaum Helpern Syracuse & Hirschtritt LLP

Attn: James Rieger, Esq.

900 Third Avenue

New York, New York 10022

If to Company to:

Attn: President

51 Madison Avenue, Suite 2000

New York, New York 10010

with a copy to:

Hunton & Williams LLP

Attn: David C. Wright, Esq.

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

14.    SEVERABILITY. If in any judicial proceeding a court shall refuse to enforce all the provisions of this Agreement, the scope of any unenforceable provision shall be deemed modified and diminished to the extent necessary to render such provision valid and enforceable. In any event, provided that an essential purpose of this Agreement would not be defeated, the validity or enforceability of any such provision shall not affect any other provisions of this Agreement, and this Agreement shall be construed and enforced as if such provision had not been included.

15.    CONFIDENTIAL INFORMATION. Company and Servicer acknowledge and agree that all tangible and intangible information of the other party revealed, obtained, or developed in the course of or in connection with the performance of this Agreement or otherwise shall be considered as confidential and proprietary information of such other party. Such information shall not be disclosed to (i) any employee, agent or representative of Servicer or Company except as strictly necessary on a need-to-know basis and in furtherance of the party’s obligations hereunder, or (ii) any other third party except as required by law or the rules and regulations of any stock market upon which such party’s securities are listed or traded, and then only to the extent so required. Upon being so required, the party required to disclose confidential information of the other party shall immediately advise the other party so as to give such other party the opportunity to prevent such disclosure or take such other measures as are appropriate to maintain the strict confidentiality of such confidential information. All of the other party’s confidential information shall be used strictly for the purpose of this Agreement and for no other purpose, and shall not be commingled or otherwise integrated with data from any other source or entity.

16.    COUNTERPARTS. The parties may execute this Agreement by signing one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

17.    FURTHER ACTIONS. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as the other may reasonably request necessary to effectuate the purposes of this Agreement. Company shall provide to Servicer all access and cooperation reasonably necessary for the provision of the Services hereunder.

18.    ENTIRE AGREEMENT; AMENDMENTS; HEADINGS. The parties expressly understand and agree that this Agreement (including the schedules, which are incorporated herein by this reference) sets forth all promises, agreements and understandings between Servicer and Company with respect to the subject matter hereof, and supercedes all previous oral and written (and contemporaneous oral) promises, agreements and understandings. This Agreement shall not be modified or amended in any manner, except by an instrument in writing executed by each of the parties hereto. The headings contained herein are for information only, are not part of this Agreement, and are not to be considered in the construction thereof.

19.    WAIVER. No waiver in respect of any provision of this Agreement shall be effective unless it shall be in writing and signed by the parties. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach.

20.    INSURANCE. Servicer shall at all times during the Term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by service providers performing functions similar to the Services and such insurance shall also be in an amount which is comparable to that which is customarily maintained. In no event shall the amount of the insurance be less than $5,000,000 in the aggregate and $5,000,000 per occurrence. During the term of this Agreement, Servicer shall also obtain and maintain a fidelity bond in such reasonable amount and with an issuer reasonably acceptable to Company, which shall cover, among other things, losses resulting directly from dishonest or fraudulent acts committed by an employee of Servicer and certain other losses.

21.    RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement is intended or is to be construed to imply a joint venture, employer-employee or principal and agent relationship between Servicer and Company. Except as expressly set forth herein, no party has the authority to, and each party agrees that it shall not, directly or indirectly enter into any obligation of any kind in the name of any other party, without such other party’s consent.

22.    SURVIVAL. The provisions set forth in Sections 6, 7, 8, 9, 10, 12, 13, 14 and 15 hereof shall survive any termination or expiration of this Agreement, regardless of the reason for the termination.

23.    FORCE MAJUERE. Either party shall be excused from its obligations under this Agreement if performance is delayed or prevented by acts of God, fire, explosion, war, terrorism, earthquakes, riots, governmental laws or regulations, or other similar causes beyond such party’s control, but only to the extent of and during continuance of such disability. Upon the happening of any such event, the affected party shall use its reasonable best efforts to continue to perform hereunder as soon as reasonably practical. In the event Servicer is unable to perform as a result of a force majeure event, Company’s payment obligations shall be suspended during such period.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date first above written.

MADISON SQUARE CAPITAL, INC.

Name:
Title:

HIGHLAND FINANCIAL HOLDINGS GROUP, LLC

Name:
Title:

[Signature page to Administrative Services Agreement]

Schedule 1 to

Administrative Services Agreement

Service and Support

Office Space and Support:
•	A license of class A office space located in New York, New York, sufficient for the provision of the Services and other requirements of Company, not to exceed, together with any other office space licensed by Servicer, 20% of the rentable square feet in Servicer’s leased premises (such license to be more fully set forth in a separate license agreement); and
•

Customary and functional office equipment, furniture, amenities and services, including communications equipment, computer equipment and memory, proprietary applications, non-proprietary software applications (as permitted and as currently deployed and as adapted), filing space, electrical supply, lighting, heating and air conditioning, bathroom facilities and cleaning services.

Technology and Support Systems:
•	Information technology support;
•	Disaster recovery systems as currently deployed and as adapted;
•	Risk management systems as currently deployed and as adapted;
•	Middle office systems as currently deployed and as adapted; and
•	General ledger systems as currently deployed and as adapted.

Market Data, Software and Analysis:
•	Proprietary analytical tools and systems, including tools and systems associated with trading, securities and portfolio management, asset acquisitions, liability management and hedge management;
•	Services based, in part, upon market data and third party-licensed trading and liability management tools as well as tracking and data capture software as currently deployed and as adapted; and
•	Proprietary analytical support as well as services based upon available price information, statistical and economic research and analysis regarding Company’s targeted asset class.

Operations and Accounting Services:
Assistance with respect to:
•	Internal audit resources and support;
•	Securities and Exchange Commission reporting, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and fiscal year-end audit;
•	Collection of revenues and payment of debts and other obligations;
•	Services based upon financial management software and systems necessary to manage the operations and accounting service functions, as currently deployed and as adapted; and
•	General office administrative services.

Reports and Information:
Assistance with respect to:
•	The provision of such reports and other information related to the foregoing Services as Company may reasonably request, including in connection with Company’s disclosure obligations under, and compliance with, applicable securities laws.

Schedule 1

Schedule 2 to

Administrative Services Agreement

Allocation Policy

General

When a transaction is suitable for both Servicer or one or more of its affiliates or managed accounts, on the one hand, and Company, on the other hand, Servicer will allocate and effect such transaction opportunities on a fair and consistent basis and in accordance with the policies described below In general, Servicer and Company agree that:

(1)	Transactions will be allocated on a fair and equitable basis and taking into account the procedures described below.

(2)	Neither Company nor Servicer and its affiliates or managed accounts will receive preferential treatment over the other.

(3)	Whenever possible, transactions effected on behalf of Company will be conducted for Company’s accounts and in the name of Company. In the event any transactions are allocated between accounts, such transactions will be allocated promptly, usually on trade date, and reallocations will not permitted from one account to another unless the allocation was done in error.

(4)	Under no circumstances will any Company transactions be allocated to any personal accounts.

(5)	A decision may be made to make no allocation to an entity if such allocation would not be expected to have a meaningful impact on such entity’s financial performance.

Procedure

In allocating transactions as described above, Company and Servicer shall take into account the following factors:

(i)	primary investment strategy and the stage of portfolio development of each entity;

(ii)	the effect of the potential investment on the diversification of each entity’s portfolio by coupon, issuer, security type, purchase price, size, prepayment characteristics and leverage;

(iii)	the anticipated cash flow and cash requirements of each entity’s portfolio; and

(iv)	the amount of funds available to each entity and the length of time such funds may be available for investment.

Schedule 2

Aggregation Policy

Company and Servicer acknowledge that in certain circumstances that it may be advantageous to aggregate transactions to reduce the costs of execution and obtain more competitive order completion, and accordingly, Company and Servicer agree to the following:

(1)	Company and Servicer may aggregate transactions in circumstances where both parties reasonably believe such aggregation would result in best execution (which shall include best price and cost of execution) and is otherwise consistent with the terms hereof;

(2)	No account will be favored over any other account and each account that participates in the aggregated orders will participate at the average price acquired for all transactions on a given business day;

(3)	Each account’s books and records will separately reflect, where orders are aggregated, the securities held by and bought and sold for each account;

(4)	Funds of participating accounts whose orders are aggregated will be deposited with one or more banks or broker/dealers, and any cash attributable to the accounts will not be held collectively for the respective owners any longer than is commercially necessary to settle the purchase or sale in question on a delivery versus payment basis; and

(5)	No party will receive additional compensation or remuneration of any kind as a result of the proposed aggregation procedure.

The guidelines and policies herein are adopted to comply with Section 206 of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, and policies shall be interpreted and construed in a manner consistent therewith.

Any exceptions to the policies and procedures described herein must be approved in advance and in writing by each of Company and Servicer.

Schedule 2